Exhibit 19
Exhibit  A

i    Licensee's Products ex. Article 1.5:

     Automated guided vehicles for any applications applied by Licensee, in indoor situations as well as outdoor situations using the Invention. Vehicles in two categories, either with payloads less than 4,000 kg or with payloads in excess of 4,000 kg.

ii   Licensed Territory ex. Article 1.6:

     The territory upon signing will be North -and South America without any country exceptions.

iii  Effective date ex. Article 1.10:

     Signing date, but no later than December 31st, 2003.

iv   Scope of License ex. Article 2.1:

     For the purpose of manufacturing, using, marketing and selling within the Licensed Territories.

v    License Fee for Licensee's Products defined in Article 1.5 and i. above:

     A total sum of One Hundred Thousand (100,000) Euro payable in accordance with the following: Licensee intends to pursue certain AGV system end users with system proposals incorporating Licensor's products. For each of the first four (4) Licensee AGV system contracts that incorporate Licensor's products, Licensee shall pay, at such time as Licensee has received fifty percent (50%) of the contract price from Licensee's customer, Twenty-Five Thousand (25,000) Euro to Licensor; provided, however, that if by December 31, 2005, Licensee has not paid to Licensor four (4) installments of Twenty-Five Thousand (25,000) Euro as described above, Licensee shall pay to Licensor an amount equal to One Hundred Thousand (100,000) Euro less the aggregate of all prior license fees paid to Licensor by Licensee hereunder.

     Additional license fees, not to exceed One Hundred Thousand (100,000) Euro, may be paid if Licensee sells more than four (4) AGV systems incorporating Licensor's products. Upon receipt by Licensee of fifty percent (50%) of the contract amount from the end user of any of such additional contracts, Licensee shall pay Twenty-Five Thousand (25,000) Euro to Licensor, provided that in no event shall Licensee pay more than Two Hundred Thousand (200,0000) Euro in the aggregate for license fees hereunder.

vi   Royalty ex. Article 10 subsection 1 and/or vehicle software license fee ex.
     Article 11 subsection 1:

     Pricing per Annual Price List.

vii  Price list:

     Licensor will provide Licensee a confidential price list on an annual basis, detailing all software fees, hardware cost and service rates affiliated with its offerings. Licensor will offer Licensee it most favorable pricing so it may stay competitive.

viii Term of the Agreement : 10 years.

/s/ Carel C. van Helsdingen                                   /s/ Claude Imbleau
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       Licensor                                                     Licensee